EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
GAINSCO, INC. 401(k) Plan:

We consent to the incorporation by reference in the registration statements (No. 333-33590 and No. 333-34614) on Form S-8 of GAINSCO, INC. of our report dated June 7, 2005, with respect to the statement of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2005 annual report on Form 11-K of the GAINSCO, INC. 401(k) Plan.

/s/ KPMG LLP

Dallas, Texas
June 15, 2006